U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2011 (April 29, 2011)

Ace Marketing & Promotions, Inc.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation or organization)

000-51160
(Commission File Number)

11-3427886
(I.R.S. Employer Identification Number)

457 Rockaway Avenue, Valley Stream, NY 11582
(Address of principal executive offices    (Zip Code)

Registrant's telephone number:  (516) 256-7766

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory arrangements of Certain Officers

(c)           The Company has elected Sean Trepeta, the brother of Michael Trepeta, as Mobiquity Networks, Inc.'s President and in charge of business development for this proximity marketing company. His biographical information is as follows:

Sean Trepeta was the President and Co-Founder of OPEX Communications, Inc., a leading telecommunication service provider which was located in Chicago, specializing in traditional long-distance, wireless, and dedicated services.  Mr. Trepeta ran sales and was able to grow the company through agents and the Internet to $48 million in annual sales before selling OPEX in 2006.Before working for OPEX, Mr. Trepeta was the vice president of sales and marketing for the US Buying Group, Inc. ("USBG") responsible for developing a small business-buying program, which included value added services such as overnight shipping, office supplies, and computer software products, as well as a full line of telecommunications services.  Mr. Trepeta also developed and implemented the agent and carrier divisions of USBG.  Prior to joining USBG, he was with MCI Telecommunications and NYNEX in New York City.  Mr. Trepeta holds a Bachelor of Science degree from the State University of New York at Cortland.

In April 2011, Sean Trepeta received 100,000 shares of Common Stock and Warrants to purchase an additional 100,000 shares, exercisable at $.30 per share through August 31, 2013, based upon an aggregate valuation of $30,000 in connection with advisory services rendered to Ace in connection with a recently completed private placement.  Mr. Trepeta is expected to receive a monthly cash compensation and to be an employee at will.

Item 7.01.   Regulation FD Disclosure

On May 2, 2011, the Company issued a press release, a copy of which is appended hereto.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release dated April 29, 2011. (Filed herewith.)

SIGNATURE

Pursuant to the requirements of Section 13 or 15(b) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACE MARKETING & PROMOTIONS, INC.

Dated: May 2, 2011	By: /s/ Dean L. Julia
Dean L. Julia, Chief Executive Officer